Exhibit 99.1

Perry Ellis International Reports Third Quarter Fiscal 2016 Results

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the third quarter ended October 31, 2015 (“third quarter of fiscal 2016”).

Key Fiscal Third Quarter 2016 Financial and Operational Highlights:

•	Third quarter revenue totaled $205.4 million.

•	Adjusted diluted earnings per share increased to $0.16 as compared to adjusted diluted earnings per share of $0.03 in comparable period of prior year.

•	Diluted GAAP Earnings per share of $0.15, as compared to a loss of $0.03 comparable period of prior year.

•	Gross margin expansion of 240 bps to 35.7% as compared to 33.3% in comparable period of prior year.

•	Adjusted EBITDA margin expansion of 90 bps to 4.3% as compared to 3.4% in comparable period of prior year.

•	Inventory decreased 7% to $145 million as compared to end of the third quarter of prior year, the lowest level since fiscal 2011.

•	Full-year Adjusted EPS guidance increased to a range of $1.81 to $1.88.

Oscar Feldenkreis, President and Chief Operating Officer of Perry Ellis International commented: “We had a strong third quarter highlighted by growth across our key lifestyle brands of Perry Ellis, Rafaella and Golf Lifestyle, expansion in gross margin and expense discipline which drove a more than fivefold increase in adjusted diluted earnings per share. We delivered excellent operating results by staying focused on what we do best – bringing relevant, innovative product to the marketplace, amplifying our relationships with consumers and driving operational excellence into every area of our business. Revenues declined in total driven by the strategic sale of C&C California and the transition of certain exclusive labels to our national, lifestyle brands. We ended the period in a strong position with inventory down 7% from the prior year and our brands and businesses positioned to capitalize on the holiday season. Overall, I believe today’s results speak to the power of our global lifestyle brands and platforms which performed well in what is proving to be a mixed retail environment.”

Mr. Feldenkreis concluded: “We will continue to execute on our successful business strategy. We are excited to move into the holiday and spring seasons with a strong order book, solid product selling and improved profitability. We believe that our combination of market leading brands, great product and world class execution provide an on-going opportunity to enhance our leadership position and drive superior value to our shareholders, customers and partners.”

Fiscal 2016 Third Quarter Results

Total revenue for the third quarter of fiscal 2016 was $205.4 million, down slightly from $211.4 million reported in the third quarter of fiscal 2015. The Company realized increases in its core global brands, Perry Ellis, Rafaella and Golf Lifestyle, across international, licensing and direct-to-consumer (DTC) businesses. This was offset by the loss of revenues associated with the divestiture of C&C California as well as private and exclusive brand reductions over the prior year. The reduction is in line with the Company’s continued focus to narrow its portfolio to our national brands and to steer smaller brands to a licensed model.

Gross margin was 35.7%, representing a 240 basis point improvement over the same period last year. The expansion reflects benefits from stronger sell-through performance at retail in the Perry Ellis, Original Penguin and Golf Lifestyle collection businesses, and favorable mix from higher margin licensing and DTC businesses.

Selling, general and administrative expenses totaled $64.9 million as compared to $64.5 million in the comparable period of the prior year. Excluding costs associated with streamlining and consolidation of operations, expenses totaled $64.5 million, or 31.4% of revenues, as compared to $63.4 million, or 30.0%, in the comparable period of the prior year.

As reported under GAAP, the fiscal 2016 third quarter net income was $2.3 million, or $0.15 per diluted share, as compared to a loss of $437k, or $0.03 per diluted share, in the third quarter of fiscal 2015. On an adjusted basis, fiscal 2016 third quarter earnings per diluted share were $0.16 as compared to adjusted earnings per share of $0.03 in the third quarter of fiscal 2015. These results benefited from improved operating results as well as a lower interest cost for fiscal 2016. (Adjusted earnings per diluted share exclude certain items as outlined in Table 1, Reconciliation of GAAP net income (loss) and diluted earnings (loss) per share to adjusted net income and adjusted diluted earnings per share.)

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) for the third quarter of fiscal 2016 totaled $8.8 million as compared to $7.2 million in the comparable period of the prior year. Adjusted EBITDA margin expanded to 4.3% from 3.4% in the prior year. (Adjusted EBITDA excludes certain items as outlined in Table 2, Reconciliation of Net (Loss) Income to EBITDA and adjusted EBITDA.)

Balance Sheet

At the close of the third quarter, the Company’s balance sheet was solid. Inventories were extremely tight down 7% to $145 million as compared to $156 million at the end of the comparable period in the prior year and $184 million at year end. Capitalization reflects a net debt position of $97 million or 23% as compared to prior year $120 million or 25%.

Update on Strategic Priorities for Fiscal 2016 to Enhance Profitability

The Company continues to concentrate on the successful execution of its growth and profitability plan to continue to strengthen its industry leadership, reach new consumers and drive continued growth.

“Fiscal 2016 is on track to be a very strong year for Perry Ellis International, driven by strong performances in our global branded business, International and Direct-to-Consumer platforms,” said George Feldenkreis, Chairman and Chief Executive Officer, Perry Ellis International. “And while we see some retail headwinds in the marketplace, our fundamentals remain solid and we have great confidence in our ability to provide sustainable, long-term returns for our shareholders.”

The Company’s focused strategy includes:

•	Focusing on high performing, high growth brands and businesses. Since Fiscal 2014, the Company has exited 30 brands, which accounted for approximately $90 million in lower margin revenues, and refocused its portfolio toward core, high-margin brands. The Company also converted smaller owned brands to licensed only brands where applicable.

•	Enhancing Retail brand positioning in the menswear arena through the wholesale, retail and licensing of its core brands. The Company has focused on product innovation, visual presentation through in-store shops as well as omni-channel marketing. All of these investments have raised consumer awareness and reliance on our brands.

•	Expanding international and licensing distribution through direct investment in the Western Hemisphere and Europe as well as strategic partnerships with licensees and other partners. The Company realized 10% revenue growth in licensing for the quarter and 12% YTD. Our International business increased and represented 12.5% of total revenues compared to 11.3% in the comparable period of the prior year.

•	Expanding the DTC channel. The Company DTC platform is an important component of the Company’s growth and profitability strategy and has made important investments in online, mobile and e-commerce to build on its track record of innovation and leadership in technology. The Company realized a 1% comparable sales increase in DTC which represented nearly 11% of revenues as compared to under 10% in the year ago period.

•	Driving operating efficiencies through process enhancements, inventory management and supply chain improvements. In the third quarter of fiscal 2016, the Company realized approximately $1.1 million in savings in cost of goods and in Selling, General & Administrative Expense, while also realizing an additional tightening in inventory carry.

Fiscal 2016 Guidance

The Company expects total fiscal 2016 revenues to be in a range of $910 to $920 million. Given the stronger performance in the third quarter, the Company now expects adjusted earnings per diluted share for fiscal 2016 in a range of $1.81 to $1.88 as compared to the previous guidance range of $1.78 to $1.85.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Original Penguin® by Munsingwear®, Laundry by Shelli Segal®, Rafaella®, Cubavera®, Ben Hogan®, Savane®, Grand Slam®, John Henry®, Manhattan®, Axist®, Jantzen® and Farah®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR®, and Jack Nicklaus® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” or “target,” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding Perry Ellis’ strategic operating review, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, the implementation of Perry Ellis’ profitability improvement plan and Perry Ellis’ plans to exit underperforming, low growth brands and businesses. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets; the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as otherwise required by the federal securities laws.

Source: Perry Ellis International, Inc.

Anita Britt, CFO

305-592-2830

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Revenues
Net sales	$196,447	$203,267	$659,342	$649,193
Royalty income	8,992	8,173	25,810	23,093

Total revenues	205,439	211,440	685,152	672,286
Cost of sales	132,144	141,133	445,815	443,850

Gross profit	73,295	70,307	239,337	228,436
Operating expenses
Selling, general and administrative expenses	64,869	64,477	202,731	201,045
Depreciation and amortization	3,383	3,008	10,151	8,976

Total operating expenses	68,252	67,485	212,882	210,021
(Loss) gain on sale of long-lived assets	—	—	(697)	885

Operating income	5,043	2,822	25,758	19,300
Costs on early extinguishment of debt	—	—	5,121	—
Interest expense	1,853	3,517	7,423	10,838

Net income (loss) before income taxes	3,190	(695)	13,214	8,462
Income tax provision (benefit)	917	(258)	2,811	2,740

Net income (loss)	$2,273	$(437)	$10,403	$5,722

Net income (loss), per share
Basic	$0.15	$(0.03)	$0.70	$0.38

Diluted	$0.15	$(0.03)	$0.68	$0.38

Weighted average number of shares outstanding
Basic	15,148	14,954	14,948	14,881
Diluted	15,465	14,954	15,344	15,246

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	October 31, 2015	January 31, 2015
Assets
Current assets:
Cash and cash equivalents	$26,016	$43,547
Accounts receivable, net	130,453	137,432
Inventories	145,301	183,734
Investments	10,291	19,996
Other current assets	11,329	14,233

Total current assets	323,390	398,942

Property and equipment, net	67,040	64,633
Intangible assets, net	206,333	210,201
Goodwill	6,022	6,022
Other assets	3,879	5,191

Total assets	$606,664	$684,989

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$62,946	$117,789
Accrued expenses and other liabilities	25,766	23,152
Accrued interest payable	536	4,045
Deferred pension obligation	8,514	8,930
Unearned revenues	4,143	4,856
Other current liabilities

Total current liabilities	101,905	158,772

Long term liabilities:
Senior subordinated notes payable, net	50,000	150,000
Senior credit facility	60,621	—
Real estate mortgages	21,517	22,109
Unearned revenues and other long-term liabilities	55,513	52,091

Total long-term liabilities	187,651	224,200

Total liabilities	289,556	382,972

Equity

Total equity	317,108	302,017

Total liabilities and equity	$606,664	$684,989

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of the three and nine months ended October 31, 2015 and November 1, 2014 net income (loss) and earnings (loss) per diluted share to adjusted net income and adjusted earnings per diluted share.

(UNAUDITED)

(amounts in 000’s, except per share information)

	Three Months Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net income (loss)	$2,273	$(437)	$10,403	$5,722
Adjustments:
Costs on exited brands	—	203	2,138	203
Costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives	361	1,135	3,651	3,539
Costs on early extinguishment of debt	—	—	5,121	—
Loss (gain)on sale of long-lived assets	—	—	697	(885)
Tax expense	(139)	(492)	333	(1,050)

Net income, as adjusted	$2,495	$409	$22,343	$7,529

	Three Months Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net income (loss) per share, diluted	$0.15	$(0.03)	$0.68	$0.38
Net per share costs on exited brands	—	0.01	0.14	0.01
Net per share costs of streamlining and consolidation of operations, legal settlement and other strategic initiatives	0.02	0.05	0.24	0.14
Net per share costs on early extinguishment of debt	—	—	0.33	—
Net per share loss (gain) on sale of long-lived assets	(0.01)	—	0.07	(0.04)

Adjusted net income per share, diluted	$0.16	$0.03	$1.46	$0.49

(1)	The calculation of diluted shares for the purpose of generating GAAP EPS does not include any antidilutive items (options, SARs and restricted stock) that would result in a lower loss per share. Since the non-GAAP adjustments would result in projected adjusted net income, these items would become dilutive to EPS. This adjustment represents the impact of including these dilutive items in the calculation of diluted shares for generating the adjusted EPS.

“Adjusted net income (loss) per share, diluted” consists of “net income (loss) per share, diluted” adjusted for the impact of the costs on exited brands, costs of streamlining and consolidation of operations, and other strategic initiatives, gain (loss) on sale of long-lived assets, and costs on early extinguishment of debt. These costs are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net income (loss)	$2,273	$(437)	$10,403	$5,722
Depreciation and amortization	3,383	3,008	10,151	8,976
Interest expense	1,853	3,517	7,423	10,838
Costs on early extinguishment of debt	—	—	5,121	—
Income tax provision	917	(258)	2,811	2,740

EBITDA	8,426	5,830	35,909	28,276

Adjustments:
Costs on exited brands	—	203	2,138	203
Costs of streamlining and consolidation of operations, and other strategic initiatives	361	1,135	3,651	3,539
Loss (gain) on sale of long-lived assets	—	—	697	(885)

EBITDA, as adjusted	$8,787	$7,168	$42,395	$31,133

Gross profit	$73,295	$70,307	$239,337	$228,436
Adjustments:
Selling, general and administrative expenses	(64,869)	(64,477)	(202,731)	(201,045)
Costs on exited brands	—	203	2,138	203
Costs of streamlining and consolidation of operations, and other strategic initiatives	361	1,135	3,651	3,539

EBITDA, as adjusted	$8,787	$7,168	$42,395	$31,133

Total revenues	$205,439	$211,440	$685,152	$672,286

EBITDA margin percentage of revenues	4.3%	3.4%	6.2%	4.6%

(1)	Adjusted EBITDA consists of earnings (loss) before interest, taxes, depreciation, amortization, costs on early extinguishment of debt, costs on exited brands, costs of streamlining and consolidation of operations, and other strategic initiatives, as well as the gain (loss) on sale of long-lived assets. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. In addition, we present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across periods on a consistent basis by excluding items that we do not believe are indicators of our core operating performance.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 3

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Gross profit	$73,295	$70,307	$239,337	$228,436

Costs on exited brands	—	203	2,138	203
Costs of streamlining and consolidation of operations, and other strategic initiatives	21	—	910	—

Gross profit, as adjusted	$73,316	$70,510	$242,385	$228,639

Total revenues	$205,439	$211,440	$685,152	$672,286

Gross margin, as adjusted	35.7%	33.3%	35.4%	34.0%

(1)	Adjusted gross profit consists of gross profit adjusted for costs on exited brands and costs of streamlining and consolidation of operations, and other strategic initiatives. These costs are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed from the calculation.